Exhibit 10.1

SEPARATION PAY AGREEMENT

This Separation Pay Agreement (the “Agreement”) is made and entered into as of August 19, 2019, by and between Doug Godshall (the “Executive”) and Shockwave Medical, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to address and handle certain aspects of the employment the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to have such aspects of his employment addressed and handled by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

Term.  This Agreement shall be effective as of the date hereof (the “Effective Date”) until such time as the Executive’s employment is terminated pursuant to Section 2.6 below (such period, the “Employment Term”).

Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 2 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

Termination for Cause or Resignation without Good Reason.

The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

any accrued but unpaid salary and accrued but unused vacation which shall be paid on the Termination Date in accordance with the Company’s customary payroll procedures;

any earned but unpaid incentive under the Company’s annual cash incentive plan (the “Annual Incentive”) with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Incentive shall be forfeited;

reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 2.1(a)(i) through 2.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

For purposes of this Agreement, “Cause” shall mean:

the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

the Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which, in each case, poses a substantial risk of material injury to the Company or its affiliates;

the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

any material failure by the Executive to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term, if such failure poses a substantial risk of material reputational or financial harm to the Company.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board, finding that the Executive has engaged in the conduct described in any of (i)-(vi) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.  The Company may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive's employment for Cause. Any such action by the Company will not constitute Good Reason.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

a material reduction in the Executive’s annual rate of base salary other than a general reduction that affects all similarly situated executives in substantially the same proportions;

a material reduction in the Executive’s target incentive opportunity under the Annual Incentive;

a relocation of the Executive’s principal place of employment by more than 30 miles;

any material breach by the Company of any material provision of this Agreement;

the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have him elected and re-elected, as applicable;

a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within one hundred twenty (120) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

Termination without Cause or Resignation for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within sixty (60) days following the Termination Date (such 60-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to 1.5 times the sum of the Executive’s annual rate of base salary for the year in which the Termination Date occurs, which shall begin within 60 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

a payment equal to the product of (i) the Annual Incentive, if any, that the Executive would have earned for the calendar year in which the Termination Date (as determined in accordance with Section 2.6) occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Termination Date occurs;

If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the 15th day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 2.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 2.2(c) in a manner as is necessary to comply with the ACA.

The treatment of each outstanding equity award, if any, shall be determined in accordance with the terms of the applicable plan and award agreement.

Death or Disability.

The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.  Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days, or the Executive’s becoming entitled to receive long-term disability benefits under the Company’s long-term disability plan.

Change in Control Termination.

Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within three (3) months prior to or within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s execution of a Release which becomes effective within sixty (60) days following the Termination Date, the Executive shall be entitled to receive the following:

equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to 2.0 times the sum of the Executive’s annual rate of base salary for the year in which the Termination Date occurs, which shall begin within sixty (60) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

a payment equal to the product of (i) the Annual Incentive, if any, that the Executive would have earned for the calendar year in which the Termination Date (as determined in accordance with Section 2.6) occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the Termination Date occurs;

If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the

Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the 15th day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 2.4(a)(iii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 2.4(a)(iii) in a manner as is necessary to comply with the ACA.

The treatment of each outstanding equity award, if any, shall be determined in accordance with the terms of the applicable plan and award agreement.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of such corporation;

a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the U.S. Internal Revenue Code (“Code”).

Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 2.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 13. The Notice of Termination shall specify:

The termination provision of this Agreement relied upon;

To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

The applicable Termination Date.

Termination Date. The Executive’s “Termination Date” shall be:

If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered;

If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 30-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Section 2.2(c) or Section 2.4(a)(iii), any amounts payable pursuant to this Section 2 shall not be reduced by compensation the Executive earns on account of employment with another employer.

Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

Section 280G.

If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 2.9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

All calculations and determinations under this Section 2.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 2.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 2.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Subject to Section 4 below, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, in the counties of Santa Clara or San Francisco. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive’s employment with the Company or termination of employment, this Agreement, or any alleged breach of this Agreement (in each case other than any claims the parties may not, as a matter of law, agree to arbitrate) shall be submitted to and decided by binding arbitration in the state of California, in the county of Santa Clara, under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. Arbitration shall be administered before Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to the JAMS Employment Arbitration Rules & Procedures (the “JAMS Rules”). A copy of the JAMS Rules is available online at https://www.jamsadr.com/rules-employment-arbitration/english. If the JAMS Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern. The Company will pay the arbitrator's fees and arbitration expenses and any other costs unique to the arbitration hearing. Discovery in any arbitration proceeding shall be conducted according to the JAMS Rules.

Any arbitral award determination shall be final and binding on the parties and may be entered as a judgment in a court of competent jurisdiction. This agreement to arbitrate is freely negotiated between the Executive and the Company and is mutually entered into between the parties. By entering into this Agreement, the parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial.

________ By initialing here, the Executive acknowledges the Executive has read this Section 4 and agrees with the arbitration provision.

Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the General Counsel of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 409A.

General Compliance. Each payment or benefit provided under this Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Shockwave Medical, Inc.
5403 Betsy Ross Drive
Santa Clara, California 95054
Attention: General Counsel

If to the Executive: to the address on file for the Executive in the records of the Company.

Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

[signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHOCKWAVE MEDICAL, INC.
	By:	/s/ Hajime Tada
	Name: Title:	Hajime Tada General Counsel
DOUG GODSHALL (EXECUTIVE)
Signature:	/s/ Doug Godshall
Print Name:	Doug Godshall